SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT


             PURSUANT TO SECTION 13 OR 15 (d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported): June 24, 2004

                  EverTrust Financial Group, Inc.
                  -------------------------------
      (Exact name of registrant as specified in its charter)



       Washington                0-26993             91-1613658
       ----------                -------             ----------
 State or other jurisdiction    Commission         (I.R.S. Employer
    of incorporation            File Number        Identification No.)



 2707 Colby Avenue, Suite 600, Everett, Washington        98201
 -------------------------------------------------        -----
 (Address of principal executive offices)               (Zip Code)


 Registrant's telephone number (including area code)  (425) 258-3645


                            Not Applicable
     -----------------------------------------------------------
    (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------
     (a) On June 24, 2004, EverTrust Financial Group, Inc. ("EverTrust") entered into an Agreement and Plan of Merger (the "Agreement") with KeyCorp, Cleveland, Ohio, pursuant to which KeyCorp will acquire all of the outstanding stock of EverTrust. The Agreement provides that KeyCorp will pay $25.60 per share in cash for each of the outstanding shares of EverTrust common stock. Including the cash-out of outstanding stock options, the aggregate purchase price for EverTrust is approximately $194.7 million.

     Pursuant to the Agreement, EverTrust has agreed to pay KeyCorp a termination fee of $9.75 million in the event the Agreement is terminated under certain conditions, including any agreement between EverTrust and a third party to engage in a merger or consolidation.

     Consummation of the merger is subject to approval by EverTrust's shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed in the fourth quarter of 2004.

     For additional information regarding the terms of the proposed transaction, reference is made to the Agreement and the joint press release dated June 25, 2004, which are attached hereto as Exhibits 2 and 99, respectively, and incorporated herein by reference.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------
   (c)  Exhibits

        2 Agreement and Plan of Merger dated June 24, 2004 by and among KeyCorp, KC Subsidiary, Inc. and EverTrust Financial Group, Inc.

        99  Joint Press Release dated June 25, 2004.



                         *      *      *

                            SIGNATURES
                            ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                           EVERTRUST FINANCIAL GROUP, INC.




DATE: June 25, 2004        By:/s/Michael B. Hansen
                              --------------------
                              Michael B. Hansen
                              President and Chief Executive Officer

                               Exhibit 2

       Agreement and Plan of Merger dated June 24, 2004 by and among KeyCorp, KC Subsidiary, Inc. and EverTrust Financial Group, Inc.

------------------------------------------------------------------------------




                        AGREEMENT AND PLAN OF MERGER

                        dated as of June 24, 2004

                                  among

                                 KEYCORP,

                            KC SUBSIDIARY, INC.

                                   and

                       EVERTRUST FINANCIAL GROUP, INC.




------------------------------------------------------------------------------

                             TABLE OF CONTENTS

                                                                        Page

                                 RECITALS

A.    Acquiror                                                           1
B.    Acquiror Sub                                                       1
C.    Company                                                            1
D.    Approvals                                                          1
E.    Retention Agreements                                               1

                                ARTICLE I
                               The Merger

1.1   The Merger                                                         2
1.2   Directors of the Surviving Corporation                             2
1.3   Officers of the Surviving Corporation                              2
1.4   Effective Time                                                     3
1.5   Closing                                                            3

                               ARTICLE II
  Conversion or Cancellation of Shares; Options and Other Stock-Based Awards

2.1   Conversion or Cancellation of Shares                               3
2.2   Exchange of Old Certificates; Payment of the Consideration         4
2.3   Options and Other Stock-Based Awards                               5
2.4   Dissenting Shareholders                                            6

                              ARTICLE III
                    Representations and Warranties

3.1   Disclosure Letter                                                  6
3.2   Standards                                                          7
3.3   Representations and Warranties of Company                          8
3.4   Representations and Warranties of Acquiror and Acquiror Sub       20

                              ARTICLE IV
                              Covenants

4.1   Conduct of Business Pending the Effective Time.                   21
4.2   Dividends                                                         25
4.3   Acquisition Proposals                                             25
4.4   Stockholder Approval                                              28
4.5   Filings; Other Actions                                            28
4.6   Information Supplied                                              29
4.7   Access and Investigations                                         29

4.8   Certain Modifications; Restructuring Charges                      30
4.9   Takeover Laws                                                     31
4.10  Conversion of Options                                             31
4.11  Benefit Plans                                                     32
4.12  Indemnification and Insurance                                     34
4.13  Publicity                                                         34
4.14  Reasonable Best Efforts; Additional Agreements                    35
4.15  Notification of Certain Matters                                   35
4.16  Expenses                                                          35
4.17  Section 16(b) Exemption                                           35
4.18  Compliance with Sarbanes-Oxley Requirements                       36
4.19  Environmental Assessments                                         36

                              ARTICLE V
                              Conditions

5.1   Conditions to Each Party's Obligation to Effect the Merger        37
5.2   Conditions to Obligation of Acquiror                              38
5.3   Conditions to Obligation of Company                               38


                              ARTICLE VI
                              Termination

6.1   Termination                                                       39
6.2   Fee                                                               40
6.3   Effect of Termination and Abandonment                             41

                              ARTICLE VII
                             Miscellaneous

7.1   Survival                                                          41
7.2   Modification or Amendment                                         41
7.3   Waiver of Conditions                                              41
7.4   Counterparts                                                      41
7.5   Governing Law                                                     41
7.6   Notices                                                           42
7.7   Entire Agreement, Etc                                             42
7.8   Definition of "subsidiary" and "affiliate"; Covenants with
      Respect to Subsidiaries and Affiliates                            42
7.9   Interpretation; Effect                                            43
7.10  No Third Party Beneficiaries                                      43
7.11  Waiver of Jury Trial                                              43

                             INDEX OF DEFINED TERMS

                                                              Location of
     Term                                                     Definition

     Acquiror                                                    Preamble
     Acquiror Common Stock                                      Recital A
     Acquiror Sub                                                Preamble
     Acquisition Proposal                                          4.3(a)
     Acquisition Proposal Interest                                 4.3(a)
     affiliate                                                        7.8
     Agreement                                                   Preamble
     Benefit Plans                                              3.3(o)(i)
     BHC Act                                                    3.3(e)(i)
     Certificates of Merger                                        1.4(a)
     Change in Company's Recommendation                            4.3(c)
     Charter                                                       1.1(c)
     Closing                                                          1.5
     Closing Date                                                     1.5
     Company                                                     Preamble
     Company Common Stock                                       Recital C
     Company Insiders                                                4.17
     Company Meeting                                                  4.4
     Company Option                                                2.3(a)
     Company Preferred Stock                                    Recital C
     Company Section 16 Information                                  4.17
     Confidentiality Agreement                                     4.3(b)
     Consideration                                                 2.1(a)
     Contracts                                                 3.3(e)(ii)
     DGCL                                                          1.1(b)
     Disclosure Letter                                                3.1
     Dissenters' Shares                                            2.1(a)
     Effective Time                                                1.4(a)
     Environmental Assessments                                   4.19(ii)
     Environmental Laws                                            3.3(p)
     ERISA                                                      3.3(o)(i)
     ERISA Affiliate                                          3.3(o)(iii)
     ERISA Plans                                               3.3(o)(ii)
     Exception Shares                                              2.1(a)
     Exchange Act                                               3.3(e)(i)
     FDIC                                                     3.3(h)(iii)
     Federal Reserve Board                                      3.3(e)(i)
     Financial Statements                                     3.3(f)(iii)
     Governmental Entity                                        3.3(e)(i)
     HSR                                                        3.3(e)(i)

     Indemnified Party                                            4.12(a)
     Internal Revenue Code                                     3.3(j)(vi)
     IRS                                                       3.3(o)(ii)
     Liens                                                      3.3(c)(v)
     Material Adverse Effect                                       3.2(b)
     Maximum Amount                                               4.12(b)
     Merger                                                        1.1(a)
     New Option                                                   4.10(a)
     NYSE                                                         4.10(a)
     Old Certificate                                               2.1(c)
     Old Share                                                     2.1(c)
     Option Consent                                                2.3(b)
     Option Conversion Ratio                                      4.10(a)
     Owned Real Property                                           3.3(w)
     Payment Agent                                                 2.2(a)
     PBGC                                                     3.3(o)(iii)
     Pension Plan                                              3.3(o)(ii)
     Person                                                        2.2(b)
     Phase I Assessments                                          4.19(i)
     Phase II Assessments                                        4.19(ii)
     Proxy Statement                                                  4.5
     Regulatory Approvals                                       3.3(e)(i)
     Reports                                                    3.3(f)(i)
     Representatives                                               4.3(a)
     Rights                                                    3.3(c)(iv)
     SEC                                                        3.3(f)(i)
     Securities Act                                             3.3(f)(i)
     Securities Laws                                            3.3(f)(i)
     SOX 404                                                         4.18
     subsidiary                                                       7.8
     Superior Proposal                                             4.3(b)
     Surviving Corporation                                         1.1(a)
     Takeover Laws                                             3.3(d)(ii)
     Tax                                                           3.3(j)
     Termination Date                                              6.1(d)
     WBCA                                                          1.1(b)

     AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2004, (this "Agreement"), among KEYCORP ("Acquiror"), KC SUBSIDIARY, INC. ("Acquiror Sub") and EVERTRUST FINANCIAL GROUP, INC. ("Company").

                                  RECITALS

          A. Acquiror. Acquiror is an Ohio corporation with its principal executive offices located in Cleveland, Ohio. Acquiror has (i) 1,400,000,000 authorized shares of common stock, par value $1.00 per share ("Acquiror Common Stock"), of which not more than 410,335,022 shares were outstanding as of April 30, 2004, together with the rights issued pursuant to the Restated Rights Agreement, dated as of May 15, 1997, between Acquiror and KeyBank National Association, as Rights Agent; and (ii) 25,000,000 authorized shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of April 30, 2004.

          B. Acquiror Sub. Acquiror Sub is a Delaware corporation and a wholly owned subsidiary of Acquiror that has been organized for the purpose of effecting the Merger (as defined below). As of the date hereof, Acquiror Sub has 1,000 authorized shares of common stock, par value $0.001 per share.

          C. Company. Company is a Washington corporation with its principal executive offices located in Everett, Washington. As of the date hereof, Company has (i) 49,000,000 authorized shares of common stock, with no par value per share ("Company Common Stock"), of which not more than 6,892,660 shares are outstanding; and (ii) 1,000,000 authorized shares of preferred stock, with no par value per share ("Company Preferred Stock"), of which no shares are outstanding.

          D. Approvals. The Board of Directors of each of Acquiror and Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Acquiror and Company, respectively, and in the best interests of their respective stockholders, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) authorized and approved this Agreement.

          E. Retention Agreements. Simultaneously with the execution and delivery of this Agreement, Acquiror is entering into contingent retention agreements with Robert L. Nall and John Williams.

          NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Agreement and Plan of Merger and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:

                                    ARTICLE I

                                   The Merger

          1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Acquiror Sub shall merge with and into Company (the "Merger"), and the separate corporate existence of Acquiror Sub shall thereupon cease. Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Washington. Acquiror may at any time prior to the Effective Time change the method of effecting the combination of Company and Acquiror Sub (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of Acquiror's stockholders or Company's stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Company or Acquiror pursuant to this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Acquiror makes such a change, Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

          (b) The Merger shall have the effects specified in this Agreement and the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL").

          (c) The articles of incorporation of Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until thereafter amended as provided therein or by applicable law, except that Article IV of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Company shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.001 per share."

          (d) The by-laws of Acquiror Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

          1.2 Directors of the Surviving Corporation. Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Acquiror Sub in office immediately prior to the Effective Time, until their respective successors are duly elected and qualified.

          1.3 Officers of the Surviving Corporation. Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Acquiror Sub in office immediately prior to the Effective Time.

          1.4 Effective Time. (a) Subject to the terms and conditions of this Agreement, on or before the Closing Date (as hereinafter defined), Acquiror will cause certificates of merger to be filed with the Office of the Secretary of State of the State of Washington as provided in Section 23B.11.050 of the WBCA and with the Office of the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (together, the "Certificates of Merger"). The Merger shall become effective at such time as the Certificates of Merger have been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the "Effective Time".

          (b) Acquiror and Company each will use reasonable best efforts to cause the Effective Time to occur on the last day of the month in which the satisfaction or waiver of the last of the conditions specified in Sections 5.1(a) and (b) and 5.2(c) and (e) of this Agreement has occurred; provided, however, that if the Effective Time would occur less than three business days after the satisfaction or waiver of the conditions described above, Acquiror and Company will cause the Effective Time to occur on the last day of the immediately following month (except that, if the immediately following month is December 2004, Acquiror and Company will cause the Effective Time to occur on December 15, 2004). Notwithstanding anything to the contrary in this
Section 1.4(b), Acquiror and Company may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the WBCA and the DGCL.

          1.5 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP in The City of New York, at such time as Acquiror and Company shall agree, on the date when the Effective Time is to occur (the "Closing Date").

                                     ARTICLE II

                      Conversion or Cancellation of Shares;
                      Options and Other Stock-Based Awards

          2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

          (a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, shall be converted into and constitute the right to receive consideration of $25.6016 in cash (the "Consideration"). "Exception Shares" means shares of Company Common Stock (i) owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Company or by Acquiror or (ii) the holders of which have perfected and not withdrawn or lost their dissenters' rights with respect to such shares under Chapter 23B.13 of the WBCA ("Dissenters' Shares").

          (b) Acquiror Sub Common Stock. Each share of Acquiror Sub common stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (c) Rights as Stockholders; Stock Transfers. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an "Old Share". Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article II (i) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the Consideration.

          2.2   Exchange of Old Certificates; Payment of the Consideration.

          (a) Appointment of Payment Agent. Until the first anniversary of the Effective Time, Acquiror shall make available on a timely basis or cause to be made available to a payment agent agreed upon by Acquiror and Company (the "Payment Agent") cash in an amount sufficient to allow the Payment Agent to make all payments that may be required in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such cash remaining in the possession of the Payment Agent (together with any earnings in respect thereof) shall be delivered to Acquiror. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for the Consideration pursuant to this Article II shall thereafter be entitled to look exclusively to Acquiror, and only as a general creditor thereof, for the Consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten days thereafter, Acquiror shall cause the Payment Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization (a "Person") who was, immediately prior to the Effective Time, a holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Payment Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the Consideration. Upon surrender to the Payment Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a check in the amount of the Consideration to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation and the Payment Agent that any such taxes have been paid or are not applicable.

          (c) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

          (d) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Payment Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Payment Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Payment Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the Consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

          2.3 Options and Other Stock-Based Awards. (a) Each outstanding option to purchase shares of Company Common Stock, whether vested or unvested, exercisable or unexercisable (a "Company Option"), with respect to which Acquiror has received a duly executed Option Consent (as defined below) prior to 3:00 p.m. New York time on the business day immediately preceding the Effective Time, will, without any action on the part of the holder, be converted at the Effective Time into the right to receive payment at the Effective Time of an amount in cash equal to the product of (a) the excess of the Consideration over the exercise price per share, if any, subject to such Company Option and (b) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; provided that Acquiror shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each Company Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.

          (b) Prior to the Effective Time, Company shall take all necessary actions to effect the foregoing Section 2.3(a), including (1) using best efforts to obtain prior to ten business days after the Proxy Statement (as defined below) is mailed to Company shareholders a written consent in form and substance satisfactory to Acquiror from each Company Option holder, including consent to the terms of Section 2.3(a)

(each, an "Option Consent"), including employees of Company and its subsidiaries and each of the directors on Company's Board of Directors, in each case, in their individual capacities, and (2) obtaining resolutions of Company's Board of Directors and of the board of directors of any subsidiary of Company or of a duly authorized committee thereof, as applicable, in form and substance satisfactory to Acquiror, to effect the foregoing Section 2.3(a).

          (c) With respect to any Company Option that Acquiror has not received a duly executed Option Consent prior to 3:00 p.m. New York time on the business day immediately preceding the Effective Time, the provisions of this Section 2.3 shall not apply and shall have no effect and, in lieu thereof, the provisions of Section 4.10 shall apply.

          2.4 Dissenting Shareholders. Dissenters' Shares will be paid for by or at the direction of Acquiror in accordance with Chapter 23B.13 of the WBCA. Company shall give Acquiror prompt notice of any notice received by Company of a shareholder's intent to demand payment for such shareholder's Company Common Stock, withdrawals of any such notice or demand, and any other related instruments served pursuant to Chapter 23B.13 of the WBCA and received by Company. Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for payment for Dissenters' Shares or offer to settle, or settle, or negotiate in respect of any such demands.

                                  ARTICLE III

                        Representations and Warranties

          3.1 Disclosure Letter. At least forty-eight hours prior to the execution and delivery hereof, Company has delivered to Acquiror a letter (its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Company's representations or warranties contained in Section
3.3 or to one or more of its covenants contained in Article IV; provided that
(a) no such item is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to Company.

          3.2 Standards. (a) No representation or warranty of any party hereto contained in Section 3.3 or 3.4, other than:

          (i) the representations and warranties in Sections 3.3(a), 3.3(b), 3.3(d), 3.3(e)(ii)(A), 3.3(f)(ii) and (iii), 3.3(g)(i), 3.3(k),
           3.3(m), 3.3(o), 3.3(q)(i) and 3.3(u), which shall be true and correct in all material respects;

          (ii) the representations and warranties in Section 3.3(i), when made as of the date of this Agreement, shall be true and correct in all material respects; and

          (iii) the representations and warranties in Sections 3.3(c) (except for de minimis errors), 3.3(g)(ii), 3.3(s), 3.3(t) and 3.3(w) which shall be true and correct in all respects;

shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in
Section 3.3 or 3.4, as applicable, has had or is reasonably likely to have a Material Adverse Effect on such party.

          (b) The term "Material Adverse Effect" means an effect which (A) is materially adverse to the business, properties, financial condition or results of operations of Acquiror or Company, as the context may dictate, and its subsidiaries, taken as a whole, (B) materially impairs or delays the ability of Acquiror or Company to consummate the Merger or (C) enables any Person to prevent or impair the consummation by Acquiror or Company of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting after the date of this Agreement from (i) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to Acquiror or Company, (ii) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to Acquiror or Company, (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically, except to the extent any such events, conditions or trends in economic, business or financial conditions have a disproportionately adverse effect upon Acquiror or Company, as the context may dictate, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (v) the effects of the actions contemplated by Section 4.8 and
(vi) changes resulting from
transaction expenses, including legal, accounting and investment bankers' fees incurred in connection with this Agreement.

          3.3 Representations and Warranties of Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Company's Disclosure Letter, Company hereby represents and warrants to Acquiror and Acquiror Sub, that:

          (a) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Acquiror a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof.

          (b) Subsidiaries. Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. A true and complete list of its direct and indirect subsidiaries as of the date hereof is set forth in Paragraph 3.3(b) of its Disclosure Letter.

          (c)   Capital Stock.

          (i)   The information in Recital C hereof is true and correct.

          (ii) As of the date hereof, no shares of its common stock or preferred stock were held in treasury by it or otherwise owned by it or its subsidiaries for its own account.

          (iii) All the outstanding shares of its common stock, and its preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

          (iv) As of the date hereof, except as specifically set forth in Paragraph 3.3(c)(iv) of its Disclosure Letter (which shall set forth in detail (including exercise prices) all outstanding (i) stock options,
     (ii) stock appreciation rights and (iii) restricted stock) (A) there are no shares of its common stock or its preferred stock authorized and reserved for issuance, (B) it does not have any

     Rights issued or outstanding with respect to any of its capital stock and
     (C) no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Right or a Contract for the purchase, subscription or issuance of any securities of it. As used herein, "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

          (v) All the outstanding shares of capital stock of each of its subsidiaries owned by it or a subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided in 12 U.S.C. section 55 or under applicable state law) nonassessable, and are owned by it or a subsidiary of it free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights ("Liens").

          (d)  Corporate Authority and Action.

          (i) It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger, subject only to receipt of the requisite approval of the holders of at least a two-thirds of the outstanding shares of Company Common Stock. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms. Its stockholders have no dissenters' or similar rights in connection with the Merger except pursuant to Chapter 23B.13 of the WBCA.

          (ii) It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (A) any "moratorium", "control share", "fair price", "supermajority", "affiliate transactions", "business combination" or other state antitakeover laws and regulations (collectively, "Takeover Laws"), including Chapter 23B.19 of the WBCA, and (B) the provisions of
     Article XI, Section A of its articles of incorporation (but subject to the provisions of Article IV, Section C of its articles of incorporation). As of the date hereof, its Board of Directors has unanimously approved the transactions contemplated by this Agreement.

          (e)  Governmental Filings; No Violations.

          (i) Other than the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act)"), the approval of the Washington State Department of Financial Institutions, the approval of the Office of the Comptroller of the Currency under the Bank Merger Act, and the approvals of other federal, state and local, domestic and foreign authorities regulating financial institutions; other than as required under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the rules of the National Association of Securities Dealers, Inc. and other applicable securities exchanges and self-regulatory organizations and the Hart-Scott-Rodino Antitrust Improvements Act ("HSR"), and other than as set forth in Paragraph 3.3(e) of its Disclosure Letter (the "Regulatory Approvals"), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, administrative agency, court, commission, self-regulatory authority, agency, other entity, domestic or foreign, or other body acting in an adjudicative capacity ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (written or oral) ("Contracts") of it or any of its subsidiaries or (C) subject to the receipt of all Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

         (f)  Reports and Financial Statements.

         (i) It has made available to Acquiror each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by it under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), the Exchange Act and state securities and "Blue Sky" laws (together with the Securities Act and state securities and "Blue Sky" laws, the "Securities Laws") with respect to periods since December 31, 2001 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof

     (collectively, whether filed before or after the date hereof, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (or if not so filed, in the form used or circulated).

          (ii) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (iii) Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and stockholders' equity are referred to as its "Financial Statements". Its auditor is independent within the meaning of generally accepted accounting principles and related rules of the SEC. It is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

          (g) Absence of Certain Events and Changes. Since March 31, 2004, except as disclosed in its Reports filed on or prior to the date hereof, (i) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (ii) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on it.

          (h) Compliance with Laws and Other Matters. Other than as set forth in Paragraph 3.3(h) of Company's Disclosure Letter, it and each of its subsidiaries:

          (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better and is "well managed" and "well capitalized", as defined in Regulation Y of the Federal Reserve Board;

          (ii) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

          (iii) has, since December 31, 2000, received no notification or communication from any Governmental Entity (including the Federal Reserve Board and any other bank, insurance or securities regulatory authority)
     (A) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing), (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation ("FDIC") deposit insurance;
     and

          (iv) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) Litigation. Other than as set forth in Paragraph 3.3(i) of Company's Disclosure Letter, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

          (j)  Taxes.

          (i) All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. It has made available to Acquiror true and correct copies of the United States federal income Tax returns filed by it or its subsidiaries for each of the two most recent fiscal years ended on or before March 31, 2003.

          (ii) Except as disclosed in its Reports, all Taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles).

          (iii) As of the date of this Agreement and except as disclosed in its Reports, there is no outstanding audit examination, deficiency, refund or other tax litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its or such subsidiary's balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles).

          (iv) Neither it nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its own Taxes and those of its subsidiaries).

          (v) The proper and accurate amounts have been withheld from all employees, creditors, or third parties (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

          (vi) Neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which
     Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") applied.

          (vii) Neither it nor any of its subsidiaries is a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

          (viii) No Liens for Taxes exist with respect to it or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles).

          (ix) No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to it.

          (x) It will not be required, as a result of (a) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (b) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any tax period beginning on or after the Closing.

          (xi) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

The term "Tax" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

          (k) Internal Controls. None of its or its subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. It and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

          (l) Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

          (m) Books and Records. Its and its subsidiaries' books and records have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present their financial position.

          (n) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (o)  Employee Benefits.

          (i) Paragraph 3.3(o)(i) of its Disclosure Letter lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company and its subsidiaries and current or former directors of Company, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its "Benefit Plans"), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans, including any trust instruments, insurance contracts and with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided to Acquiror.

          (ii) All Benefit Plans are in compliance with ERISA, the Internal Revenue Code and other applicable laws. Each Benefit Plan which is subject to ERISA (the "ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code that provides benefits under a Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither Company nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Company nor any of its subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Company and its subsidiaries have not incurred and will not incur any withdrawal liability with respect to a "multiemployer plan", within the meaning of
     Section 3(37) of ERISA, under Subtitle E of Title IV of ERISA
     (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

          (iv) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in its Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that the required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan that is a single-employer plan, as of the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan.

          (vi) As of the date hereof, there is no pending or, to the knowledge of Company threatened, litigation relating to the Benefit Plans. Neither Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement other than as required to comply with Section 4980B of the Code or Part 6 of Title I of ERISA. Company or its subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

          (vii) There has been no amendment to, announcement by Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of Company or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof,
     (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of Company or, after the consummation of the transactions contemplated hereby, Acquiror to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (p) Environmental Matters. Other than as set forth in Paragraph 3.3(p) of Company's Disclosure Letter, neither the conduct nor operation of it or its subsidiaries nor any condition of any property presently or previously owned, leased, used or operated by any of them (including in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any Environmental Laws (as hereinafter defined) and no condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, could result in obligations or liabilities with respect to any of them under any Environmental Laws. Neither it nor any of its subsidiaries has received any notice from any Person that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Laws, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. As used herein, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          (q)  Agreements.

          (i) Except for this Agreement or as may be specifically required or contemplated by this Agreement or as set forth in Paragraph 3.3(q) of Company's Disclosure Letter, it and its subsidiaries are not a party to or bound by (A) any material Contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof; (B) any Contract containing covenants that limit the ability of it or any of its subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its subsidiaries may carry on its business; (C) any Contract that involves performance of services or delivery of goods or materials to or by it or any of its subsidiaries of an amount or value in excess of $100,000; (D) any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of it or any of its subsidiaries in excess of $100,000; (E) any lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having a value or providing for aggregate payments in excess of $100,000;
     (F) any Contract for capital expenditures in excess of $100,000; (G) any joint venture, partnership or similar Contract providing for the sharing of profits, losses, costs or liabilities by it or any of its subsidiaries with any other Person, (H) any agreement providing for the indemnification by Company or any of its subsidiaries of any Person; (I) any agreement providing for any future payments that are conditioned, in whole or in part, on a change of control of Company or any of its subsidiaries; or (J) any material agreement that contains a "most favored nation" clause.

          (ii) None of it or any of its subsidiaries is, with or without the giving of notice or lapse of time or both, in default under any material Contract.

          (r) Knowledge as to Conditions. As of the date of this Agreement, it knows of no reason why the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date.

          (s) Fairness Opinion. As of the date of this Agreement, it has received the written opinion, dated the date of this Agreement, of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

          (t) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that it has retained Keefe, Bruyette & Woods, Inc. as its financial advisor. A true and correct copy of Company's engagement letter with such financial advisor has been set forth in Company's Disclosure Letter.

          (u) Employment, Noncompetition and Retention Agreements. It has entered into certain employment agreements, noncompetition agreements and retention agreements as set forth in Company's Disclosure Letter, each of which has been duly authorized, executed and delivered by it and none of which shall be modified, amended or supplemented without the prior written consent of Acquiror.

          (v) Trust Administration. Each subsidiary of Company that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any subsidiary of Company, nor any director, officer, or employee of Company or any of its subsidiaries acting on behalf of Company or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Governmental Entity pending, or to the knowledge of Company, threatened, against or affecting Company or any of its subsidiaries relating to the compliance by Company or any such subsidiary with sound fiduciary principles and applicable regulations.

          (w) Owned Real Property. As of the date hereof, Paragraph 3.3(w) of Company's Disclosure Letter contains a true and complete list of each parcel of real property owned by Company or its subsidiaries, whether by foreclosure or acquisition of deeds in lieu of foreclosure of mortgages or otherwise, other than any real property held as "other real-estate owned" or "OREO" (the "Owned Real Property").

          3.4 Representations and Warranties of Acquiror and Acquiror Sub. Subject to and giving effect to Section 3.2, each of Acquiror and Acquiror Sub hereby represent and warrant to Company that:

          (a) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Company a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof.

          (b) Corporate Authority and Action. It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms. Its stockholders have no dissenters' or similar rights in connection with the Merger. As of the date hereof, its Board of Directors or Executive Committee, as the case may be, has unanimously approved the transactions contemplated by this Agreement.

          (c)  Governmental Filings; No Violations.

          (i) Other than the Regulatory Approvals, no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any Contracts of it or any of its subsidiaries or (C) subject to the receipt of all Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

          (d) Interim Operations of Acquiror Sub. Acquiror Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (e) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

          (f) Financing. Acquiror has, and will have, as and when required, the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

                                ARTICLE IV

                                Covenants

          4.1   Conduct of Business Pending the Effective Time.

          (a) Company Conduct of Business Pending the Effective Time. Company agrees, as to itself and its subsidiaries, that, except insofar Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement or as set forth in Paragraph 4.1(a) of its Disclosure Letter:

          (i) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (ii) Except as required by law, it and its subsidiaries will not knowingly take any action that, individually or in the aggregate, would
     (1) adversely affect the ability of anyone to obtain any Regulatory Approval (2) materially adversely affect its ability to perform its obligations under this Agreement; or (3) reasonably be expected to have a Material Adverse Effect.

          (iii) It will not (1) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock of any of its subsidiaries as of the date hereof; (2) amend or restate its articles of incorporation or by-laws; (3) split, combine or reclassify any outstanding capital stock;
     (4) except as permitted by Section 4.2, split, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (5) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (iv) Neither it nor any of its subsidiaries will (1) other than pursuant to the exercise of stock options and stock appreciation rights disclosed in Paragraph 3.3(c)(iv) of Company's Disclosure Letter, issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class; (2) other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it; or (3) authorize capital expenditures in excess of $50,000 individually or $250,000 in the aggregate or acquire any interest in real estate with any such capital expenditure.

          (v) Other than in the ordinary course of its banking business consistent with past practice with respect to debt and marketable securities (other than any equity securities), neither it nor any of its subsidiaries will make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person.

          (vi) Other than as set forth in Paragraph 4.1(a)(vi) of Company's Disclosure Letter, neither it nor any of its subsidiaries will (1) make, increase or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) loans, advances or commitments in individual amounts less than $500,000 ($500,000 in the case of 1-4 family residential mortgage loans and $100,000 in the case of home equity lines) made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures or (B) loans or advances as to which Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by Company in writing to Acquiror prior to the execution of this Agreement in Company's Disclosure Letter; or (2) renegotiate, renew or extend the term of any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except renegotiations, renewals or extensions of loans, advances or commitments in each case in amounts less than $5,000,000 on market terms, with a maturity or expiration date no later than June 24, 2009, with a loan to value ratio of 75% (with value being the lower of cost or appraised value) or less, in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures or renegotiations, renewals or extensions of overdraft loans or passbook loans made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures.

          (vii) Other than in the ordinary course of business consistent with past practice, neither it nor any of its subsidiaries will incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

          (viii) Neither it nor its subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans or increase the salary, wage, bonus or other compensation of any employee, director or independent contractor except new grants and awards and increases and bonuses disclosed in Paragraph 4.1(a) (viii) of Company's Disclosure Letter.

          (ix) neither it nor its subsidiaries shall hire any person as an employee or promote any employee, except (1) to satisfy contractual obligations existing as of the date hereof and set forth in Paragraph 4.1(a)(ix) of Company's Disclosure Letter and (2) persons hired to fill any vacancies in existence as of the date of this Agreement and which are listed on Paragraph 4.1(a)(ix) of Company's Disclosure Letter or arising after the date hereof, in each case whose employment is terminable at the will of Company or a subsidiary and who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of no more than $75,000.

          (x) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law.

          (xi) Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Company and its subsidiaries taken as a whole.

          (xii) Neither it nor any of its subsidiaries will amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax return relating in whole or in part to Company or its subsidiaries with respect to any taxable year or period ending on or before the Effective Time, or make any Tax election, without the prior written consent of Acquiror.

          (xiii) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (i) through (xii) above.

Company may submit a written request to Acquiror for Acquiror's consent to any action that is not permitted by this Section 4.1(a). Any such written request
shall be delivered by Company via    facsimile and overnight mail to:

          Stephen Yose
          KeyBank National Association
          601 108th Avenue N.E.
          Bellevue, WA  98004
          Facsimile: 425-709-4519

          with a copy to:

          Larry Burke
          KeyBank National Association
          601 108th Avenue N.E.
          Bellevue, WA  98004
          Facsimile: 425-709-4519

With respect to any such written request by Company, Company shall be entitled to conclusively presume that Acquiror has consented to the action specified in the written request if Company has not received Acquiror's written objection to such request within (i) three business days after the date Acquiror receives such written request in the case of matters pertaining to Section 4.1(a)(vi) and (ii) five business days after the date Acquiror receives such written request in the case of any other written requests pertaining to
Section 4.1(a).

          (b) Acquiror Conduct of Business Pending the Effective Time. Acquiror agrees, as to itself and its subsidiaries, that, except insofar as Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, except as required by law, it and its subsidiaries will not knowingly take any action that would (i) adversely affect the ability of anyone to obtain any Regulatory Approval; (ii) materially adversely affect its ability to perform its obligations under this Agreement; or (iii) reasonably be expected to have a Material Adverse Effect. Notwithstanding anything in this Section 4.1(b) to the contrary, Acquiror may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such transactions do not present a material risk that the Closing Date will be materially delayed or that any necessary approvals of any Governmental Entity required for the transactions contemplated hereby will be materially more difficult to obtain.

          4.2 Dividends. Company agrees that, from and after the date hereof until the Effective Time, (a) direct and indirect wholly owned subsidiaries of Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property; and (b) Company may pay quarterly dividends on outstanding shares of Company Common Stock at a rate not to exceed $0.11 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past. In addition, the Company may establish a record date immediately prior to the Effective Time for the payment of a dividend representing a pro rata portion of Company's most recent quarterly dividend based on the number of days elapsed since the end of the immediately preceding quarter.

          4.3 Acquisition Proposals. (a) Company shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third parties with respect to any Acquisition Proposal. Neither Company nor any of its subsidiaries nor any of its respective executive officers and directors or the executive officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its executive officers and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its "Representatives"), not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal. "Acquisition Proposal" means any proposal or offer with respect to the following involving Company or any of its material subsidiaries: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, pledge, transfer or other disposition of 35% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement. Company shall ensure that the executive officers, directors and agents of Company and its subsidiaries and its other Representatives are aware of the restrictions described in this
Section 4.3 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section
4.3 by any executive officer, director, agent or other Representative of Company or its subsidiaries, at the direction or with the consent of Company or its subsidiaries, shall be deemed to be a breach of this Section 4.3 by Company. Notwithstanding anything in this Agreement to the contrary, Company shall (i) immediately, and in any event within twenty-four hours, advise Acquiror, orally and in writing, of (A) the receipt by it (or any of the other Persons referred to above) of any Acquisition Proposal, any request for information from, or any request for, or initiation or continuation of, any negotiations or discussions with Company or any of its subsidiaries or any of their respective Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal (any of the foregoing "Acquisition Proposal Interest"), (B) the material terms and conditions of such Acquisition Proposal or Acquisition Proposal Interest (whether written or oral), and (C) the identity of the Person making such Acquisition Proposal or expressing any such Acquisition Proposal Interest, (ii) prior to providing any such Person from whom an Acquisition Proposal or Acquisition Proposal Interest has been received with any material non-public information, notify Acquiror of the receipt of the same (and promptly provide to Acquiror any material non-public information regarding Company provided to any other Person that was not previously provided to Acquiror, such additional information to be provided no later than the next business day after the date of provision of such information to such other Person) and (iii) keep Acquiror fully informed of the status and details of any such Acquisition Proposal or Acquisition Proposal Interest and any developments with respect thereto. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

          (b) Notwithstanding Section 4.3(a), Company (i) may permit any Person who expresses an Acquisition Proposal Interest to make an Acquisition Proposal to the Board of Directors of Company, if the Board of Directors of Company with the advice of independent counsel (who may be Company's regularly engaged independent counsel) determines in good faith that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of Company under applicable law, (ii) may furnish information concerning its business, properties or assets to any Person pursuant to a customary confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement dated April 26, 2004, entered into between Acquiror and Company (the "Confidentiality Agreement") if, and only if, such Person has on an unsolicited basis, and in the absence of any violation of this Section 4.3 by Company or any of its Representatives, submitted an Acquisition Proposal or Acquisition Proposal Interest that constitutes or, that in the good faith opinion of Company's Board of Directors, is reasonably likely to result in a Superior Proposal and (iii) may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, and only if, (x) such Person has on an unsolicited basis, and in the absence of any violation of this Section 4.3 by Company or any of its Representatives, or by such Person or any of its Representatives of any confidentiality or standstill agreement, submitted a bona fide written Superior Proposal (as defined below) to Company and (y) in the good faith opinion of Company's Board of Directors, only after consultation with independent outside legal counsel to Company, the Board of Directors of Company has determined that engaging in such discussions or negotiations is in the best interests of Company and its shareholders and the failure to engage in such discussions or negotiations would be inconsistent with the Board's fiduciary duties to Company's shareholders under applicable law. A "Superior Proposal" means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (or dependent upon financing that is subject to contingencies) (A) which is for not less than eighty percent (80%) of the issued and outstanding shares of Company Common Stock or eighty percent (80%) of the consolidated assets of Company and (B) which Company's Board of Directors determines in good faith, after consultation with a nationally recognized investment banking firm, is (I) superior to Company's shareholders from a financial point of view and, taking into account relevant legal, financial and regulatory aspects of the proposal and any other factors that Company's Board of Directors determines to be relevant, the identity of the third party making such proposal, and the conditions for completion of such proposal, a more favorable transaction than the Merger and (II) in the reasonable opinion of Company's Board of Directors, based on discussions with Company's investment bankers and other information known to Company's Board of Directors, is at least as likely to be approved and completed as the Merger.

          (c) Except as expressly permitted by this Section 4.3(c), neither Company's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation referred to in Section 4.4 by Company's Board of Directors or any such committee of this Agreement, the Merger or the other matters contemplated hereby or take any action or make any statement inconsistent with such approval (any action described in the foregoing clauses (i) and (ii), a "Change in Company's Recommendation"), or
(iii) enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Company's Board of Directors, subject to the terms of this and the following two sentences, to the extent that it determines in good faith, after consultation with independent outside legal counsel, that the failure to do so would be inconsistent with the Board's fiduciary duties to Company's shareholders under applicable law, may make a Change in Company's Recommendation. Company may make a Change in Company's Recommendation (A) at a time that is after the third day following Company's delivery to Acquiror of written notice advising Acquiror that Company's Board of Directors has determined that it has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that it intends to make a Change in Company's Recommendation and (B) if, during such three (3) day period, Company and its advisors shall have negotiated in good faith with Acquiror to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal. Notwithstanding any Change in Company's Recommendation, unless otherwise directed in writing by Acquiror, this Agreement and the Merger shall be submitted to the shareholders of Company for the purpose of adopting this Agreement and approving the Merger and the other matters contemplated hereby at the meeting called by Company pursuant to Section 4.4, and nothing in this Agreement shall be deemed to relieve Company of such obligation. Any Change in Company's Recommendation shall not permit Company's Board of Directors to rescind or amend the resolutions adopting this Agreement or otherwise change the approval of Company's Board of Directors for purposes of causing any state takeover statute or other state law or provision of Company's articles of incorporation or by-laws to be inapplicable to the transactions contemplated thereby.

          (d)  Notwithstanding the foregoing, nothing contained in this
Section 4.3 or any other provision hereof shall prohibit Company or Company's Board of Directors from taking and disclosing to Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure to do so would be inconsistent with the Board's fiduciary duties to Company's stockholders under applicable law; provided, however, that Company's Board of Directors shall not in any case make a Change in Company's Recommendation except in accordance with Section 4.3(c).

          4.4 Stockholder Approval. Company agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger and the other matters contemplated hereby. The Board of Directors of Company shall recommend such adoption and approval, and Company shall use its reasonable best efforts to solicit the adoption and approval of this Agreement, by its stockholders; provided that the Board of Directors of Company may withdraw, modify, condition or refuse to make such recommendation only in accordance with Section 4.3(c) in connection with the receipt of a Superior Proposal.

          4.5 Filings; Other Actions. (a) Each of Acquiror and Company agrees to cooperate in the preparation of a proxy statement and other proxy solicitation materials of Company (the "Proxy Statement"). Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, but in no event later than five weeks after the execution of this Agreement. Company will advise Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Company agrees to use its reasonable best efforts, after consultation with Acquiror, to respond promptly to all such comments of and requests by the SEC. Company will use its reasonable best efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable.

          (b) Each of Acquiror and Company agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use reasonable best efforts to promptly prepare and file all necessary documentation (including making all required initial filings in connection with the Regulatory Approvals within 45 days of the date of this Agreement), to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Acquiror and Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          (b) Each of Acquiror and Company agree, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          4.6 Information Supplied. Each of Company and Acquiror agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto, at the date of mailing to stockholders and at the time of the Company Meeting, will contain any statement which, in light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Company and Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement. The Proxy Statement shall not be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be filed, by Acquiror or Company, without consultation with the other party and its counsel.

          4.7 Access and Investigations. (a) Upon reasonable notice, Company agrees to (and shall cause each of its subsidiaries and affiliates to) afford Acquiror and its Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries and affiliates to) furnish promptly to Acquiror all material information concerning its business, properties and personnel as may reasonably be requested. Neither Company nor any of its subsidiaries or affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Company's (including its subsidiaries and affiliates) customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

          (b) Each party agrees, and will cause its respective subsidiaries, affiliates and Representatives not to use any information obtained from the other party (or such other party's subsidiaries, affiliates or Representatives), pursuant to this Section 4.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each party will keep, and will cause its subsidiaries, affiliates and Representatives to keep, all information and documents obtained from the other party pursuant to this Section 4.7 or during the investigation leading up to the execution of this Agreement confidential unless such information (i) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, or (ii) is or becomes readily ascertainable from publicly available information or trade sources (other than as a result of a breach of this Agreement by such party or its subsidiaries, affiliates or Representatives). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or (at such party's option) confirm in writing to such party that it has completely destroyed all such copies, documents, extracts, information and data.

          (c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein or preclude reliance thereon.

          4.8 Certain Modifications; Restructuring Charges. Company and Acquiror agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Acquiror shall reasonably request; provided that (a) such modifications or changes comply with generally accepted accounting principles and regulatory requirements and guidelines and (b) the conditions specified in Sections 5.1(a) and (b) have been satisfied or waived. Company and Acquiror shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as Acquiror shall reasonably request. No party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 4.8.

          4.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Acquiror and Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders other than as contemplated by
Section 4.4) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

          4.10 Conversion of Options. (a) With respect to any Company Options that Acquiror has not received a duly executed Option Consent prior to 3:00 p.m. New York time on the business day immediately preceding the Effective Time, the provisions of Section 2.3 shall not apply and shall have no effect and, in lieu thereof, the provisions of this Section 4.10 shall apply. Subject to the preceding sentence, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Option, each Company Option with respect to which such an Option Consent has not been so received and that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be deemed to constitute an option (a "New Option") to purchase, on the same terms and conditions as were applicable under the terms of the Company 2000 Stock Option Plan, such number of shares of Acquiror Common Stock and at such an exercise price per share determined as follows:

          (i) Number of Shares. The number of shares of Acquiror Common Stock subject to a New Option shall be equal to the product of (A) the number of shares of Company Common Stock purchasable upon exercise of the Company Option and (B) the Option Conversion Ratio (as defined below), the product being rounded to the nearest whole share; and

          (ii) Exercise Price. The exercise price per share of Acquiror Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of Company Common Stock under the Company Option divided by (B) the Option Conversion Ratio, the quotient being rounded to the nearest cent.

With respect to any such Company Options that are "incentive stock options" (as defined in Section 422(b) of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue Code. Company, or its Board of Directors or an appropriate committee thereof, has taken all action necessary on its part to give effect to the provisions of this Section 4.10 and shall take such other actions reasonably requested by Acquiror to give effect to the foregoing.

          For purposes of this Agreement "Option Conversion Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Consideration by the average of the last reported sale prices per share of Acquiror Common Stock as reported on the New York Stock Exchange Inc. (the "NYSE") Composite Transactions Reporting System (as published in the Wall Street Journal or, if not published therein, in another authoritative source) during the ten consecutive trading days during which the shares of Acquiror Common Stock are traded on the NYSE ending on the last calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

          (b) Reservation and Registration of Shares. Prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Acquiror Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. If applicable, as soon as practicable following the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Acquiror Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

          4.11 Benefit Plans. (a) From and after the Effective Time, Acquiror shall provide employees of Company and its subsidiaries who continue as employees of Acquiror or its subsidiaries with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror and its subsidiaries, as the case may be. Acquiror shall cause each employee benefit plan, program, policy or arrangement in which employees of Company or its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under Pension Plans or retiree medical plans) thereunder the service of such employees with Company or its subsidiaries to the same extent as such service was credited for such purpose by Company or its subsidiaries under a comparable Benefit Plan (including for the avoidance of doubt the Company's Employee Severance Compensation Plan). Nothing herein shall limit the ability of Acquiror to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

          (b) For employees of Company or its subsidiaries who become eligible to participate in a medical, dental or health plan of Acquiror, Acquiror shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of Company or its subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a comparable Benefit Plan prior to the Effective Time. To the extent that it is not practicable to allow employees of Company or its subsidiaries to participate in medical, dental and health programs of Acquiror at the Effective Time, Acquiror shall to the extent reasonably practicable continue in effect a comparable plan maintained by Company or an applicable Company subsidiary immediately prior to the Effective Time for the employees of Company or its subsidiaries, as the case may be, for a transition period and, during such transition period, the employees of Company or its subsidiaries who continue in the employ of Acquiror shall continue to participate in such plans.

          (c) If Acquiror determines that one or more Benefit Plans should be amended, modified or terminated as of immediately prior to the Effective Time, Company shall take, or cause to be taken, all actions reasonably requested by Acquiror to so amend, modify or terminate and, if reasonably necessary or appropriate or practicable, obtain applicable determination letters or other or other required approvals from the Internal Revenue Service and/or the Department of Labor, as appropriate, in connection with such action.

          (d) Company shall cooperate in preparing and distributing any notices that Acquiror may desire to provide prior to the Effective Time under the Workers Adjustment and Retraining Notification Act of 1988 (WARN Act) or any other applicable law relating to plant closings or employee separations or severance pay.

          (e) Acquiror shall assume and honor the accrued but unused vacation and sick time of employees of Company and its subsidiaries who continue as employees of Acquiror or any of its subsidiaries. Each full time employee of Company or a subsidiary who is employed immediately prior to the Effective Time and who is (x) not entitled to receive any form of severance under any agreement and (y) experiences an involuntarily termination of employment without cause at the Effective Time or within one year thereafter shall be entitled to receive a severance payment at the time of his or her involuntary termination of employment without cause within such one year period in accordance with the terms of Company's severance policies as in effect on the date of this Agreement (which are described in the fourth paragraph of Paragraph 3.3(o)(i) of Company's Disclosure Letter). For the avoidance of doubt, any employee who is eligible to receive a severance payment under this
Section 4.11(e) shall not be entitled to any severance payment under any benefit plan of Acquiror. In addition, Acquiror will provide outplacement services for all the employees of Company and its subsidiaries that are terminated in connection with the Merger or within one year of the Effective Time.

          (f) With respect to the Company's Employee Stock Ownership Plan, Company may file for a determination letter from the IRS with respect to the tax-qualified status of the Plan upon termination of such Plan. Prior to filing, Acquiror shall be given a reasonable opportunity to review and comment on such filing and the parties shall consult with each other and cooperate in good faith to effect the proper termination of the Company's Employee Stock Ownership Plan.

          4.12 Indemnification and Insurance. (a) For six years after the Effective Time, Acquiror agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Company and its subsidiaries (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director or officer of Company or any of its subsidiaries under the WBCA and Company's articles of incorporation and by-laws.

          (b) Acquiror shall cause the Persons covered by the directors' and officers' liability policy currently maintained by Company immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the Company's directors' and officers' liability insurance policy (provided that Acquiror may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Acquiror be required to expend more than 200% per year of coverage of the amount currently expended by Company per year of coverage as of the date hereof under its directors' and officers' liability insurance policy (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so Acquiror is unable to maintain or obtain the insurance called for by this Section 4.12(b), Acquiror shall obtain as much comparable insurance as available for the Maximum Amount; provided further that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to Acquiror's insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Acquiror as of the date hereof.

          (c)  Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Acquiror thereof; provided that the failure so to notify shall not affect the obligations of Acquiror under Section 4.12(a) unless and to the extent that Acquiror is prejudiced as a result of such failure.

          (d) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          4.13 Publicity. The initial press release relating hereto will be a joint press release and thereafter, except as otherwise required by law or the applicable rules of the NYSE, NASDAQ or any other self-regulatory organization, Company and Acquiror shall coordinate with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

          4.14 Reasonable Best Efforts; Additional Agreements. Subject to the terms and conditions of this Agreement, each of Acquiror and Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger (it being understood that any amendments or supplements to the Proxy Statement or a resolicitation of proxies as a result of a transaction by Acquiror or its subsidiaries shall not violate this covenant).

          4.15 Notification of Certain Matters. Each of Acquiror and Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect with respect to it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or (b) or Section 5.3(a) or (b) to be satisfied, or to give rise to any right to terminate this Agreement pursuant to Section 6.1(b), unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or (b) or Section 5.3(a) or (b), as the case may be, to be satisfied or give rise to such termination right.

          4.16 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that Acquiror and Company each shall bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation of applications to Governmental Entities for the approval of the Merger and (b) all fees paid for filings with Governmental Entities.

          4.17 Section 16(b) Exemption. Acquiror and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of (i) shares of Company Common Stock into the right to receive cash and (ii) Company Options into the right to receive options to purchase Acquiror Common Stock and/or cash, as applicable, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 4.17. Assuming that Company delivers to Acquiror the

Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Acquiror, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of cash and/or options to purchase Acquiror Common Stock in exchange for shares of Company Common Stock and Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. "Company Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for the right to receive cash in the Merger, and the number and description of Company Options held by each such Company Insider and expected to be converted into an option to purchase shares of Acquiror Common Stock or cash, as applicable, in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted are listed in Paragraph 3.3(o)(i) of Company's Disclosure Letter and copies of the same are attached to Company's Disclosure Letter. "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

          4.18 Compliance with Sarbanes-Oxley Requirements. Company shall use its reasonable best efforts to implement the requirements of Section 404 of the Sarbanes-Oxley Act ("SOX 404") prior to the Effective Time in a manner satisfactory to Acquiror in its sole discretion such that Company's SOX 404 implementation is consistent with Acquiror's SOX 404 implementation or otherwise satisfactory to Acquiror. Acquiror shall cooperate with Company in its compliance with this Section 4.18 and Acquiror shall communicate with Company regarding Company's implementation efforts not less often than on a bi-monthly basis.

          4.19 Environmental Assessments. Upon reasonable notice, Company shall cooperate with and grant access to an environmental consulting firm selected by Acquiror and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed) to the Owned Real Property, for the purpose of conducting:

          (i) ASTM 1527 Phase I environmental assessments ("Phase I Assessments"); and

          (ii) ASTM 1903 Phase II environmental assessments ("Phase II Assessments" and together with the Phase I Assessments, the "Environmental Assessments") on any Owned Real Property in respect of which (A) a Recognized

     Environmental Condition (as such term is defined in the ASTM Standard) is identified in a Phase I Assessment or (B) a Phase I Assessment indicates conditions that Acquiror determines, in its sole discretion, merit further investigation. Each Phase II Assessment, if any, shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the Recognized Environmental Condition(s) or other conditions which are the subject of the Phase II Assessment.

Acquiror and Company each shall bear and pay one-half of the environmental consulting firm's fees and expenses. Within 15 days after the date hereof, Acquiror shall engage an environmental consultant reasonably acceptable to Company to perform the Phase I Assessments. Acquiror shall use reasonable efforts to cause its environmental consultant to complete and provide Acquiror with its written Phase I Assessment(s) within 45 days after such consultant is retained. Promptly following the receipt of all Phase I Assessments (but not later than 15 days thereafter), Acquiror shall order all applicable Phase II Assessments. Acquiror shall use reasonable best efforts to have all Environmental Assessments completed within 90 days of the date of this Agreement.

                                   ARTICLE V

                                  Conditions

          5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Acquiror, Acquiror Sub and Company to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and Company prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted and approved by the requisite vote of the stockholders of Company.

          (b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.4(a), all notices, reports and other filings required to be made prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Company shall have been made or obtained (as the case may be) and become final provided that none of the foregoing shall contain any term or condition which would have, or would be reasonably likely to have, a Material Adverse Effect on (A) Acquiror and its subsidiaries taken as a whole or (B) Company and its subsidiaries taken as a whole.

          (c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

          5.2 Conditions to Obligation of Acquiror. The obligation of Acquiror to consummate the Merger is also subject to the fulfillment, or the written waiver by Acquiror, prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be, giving effect to Sections 3.1 and 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

          (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

          (c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect.

          (d) SOX 404. Acquiror shall be satisfied, in its sole discretion (after consultation with Acquiror's independent accountants), with Company's implementation of the requirements of SOX 404.

          5.3 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment, or the written waiver by Company prior to the Effective Time, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement shall be, giving effect to
Section 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

          (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

                                   ARTICLE VI

                                   Termination

          6.1 Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of Company:

          (a) by the mutual consent of Acquiror and Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

          (b) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 5.2(a) and (b), in the case of breaches by Company, or Section 5.3(a) and (b), in the case of breaches by Acquiror, not to be satisfied;

          (c)  by Acquiror or Company by written notice to the other if either
(i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied in writing or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

          (d) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 2005 (the "Termination Date"), unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

          (e) by the Board of Directors of Acquiror in the event that (i) the Board of Directors of Company does not continue to recommend that its stockholders adopt this Agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Acquiror, (ii) Company has failed to substantially comply with its obligations under Section 4.3 or 4.4 or (iii) the Board of Directors of Company has recommended or endorsed an Acquisition Proposal; or

          (f) by Acquiror upon written notice that is received by Company within five days of the receipt of any Phase II Assessment if such Phase II Assessment indicates the existence of any condition or matter not satisfactory or acceptable to Acquiror with respect to which it is reasonably likely that the cost set forth in the Phase II Assessment(s) of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities relating to the Recognized Environmental Condition(s) or other conditions which resulted in the Phase II Assessment would exceed $500,000 in the case of any one parcel of Owned Real Property or $1,000,000 in the case of all Owned Real Property.

          6.2 Fee. (a) Company must immediately pay to Acquiror a cash termination fee of $9,750,000 if:

          (i) either Company terminates this Agreement pursuant to Section 6.1(d), Acquiror terminates this Agreement pursuant to Section 6.1(e), the required vote of Company stockholders is not obtained at the Company Meeting to adopt this Agreement or the Company Meeting is not held;

          (ii) prior to the time of the termination, an Acquisition Proposal is made to Company or its stockholders or is made publicly known or there has occurred a violation of the obligations under Section 4.3 or 4.4; and

          (iii) prior to the date that is fifteen months after such termination, either an Acquisition Proposal with respect to Company is consummated or a definitive agreement or letter of intent is entered into by Company with respect to an Acquisition Proposal.

          (b) Company must immediately pay to Acquiror a cash termination fee of $9,750,000 if Acquiror terminates this Agreement because Company recommends or endorses an Acquisition Proposal.

          (c) If Acquiror terminates this Agreement because the Board of Directors of Company does not continue to recommend that its stockholders adopt this Agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Acquiror, then Company must immediately pay Acquiror $9,750,000.

          (d) In no event will the termination fees payable under this Agreement exceed $9,750,000 in the aggregate.

          6.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to
Section 6.1, (a) no party to this Agreement shall have any liability or further obligation to any other party hereunder; provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Agreement shall forthwith be void and of no further legal effect, other than the provisions of Sections 4.7(b), 4.16 and 6.2, this
Section 6.3 and Article VII.

                                   ARTICLE VII

                                  Miscellaneous

          7.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 4.10, 4.11 and 4.12, and this Article VII, the representations and warranties, agreements and covenants contained in this Agreement shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

          7.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          7.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

          7.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and may be delivered by facsimile or other electronic means.

          7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflict of law principles of the State of Delaware.

          7.6 Notices. Except as set forth in Section 4.1(a), any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To Acquiror or Acquiror Sub:                To Company:

KeyCorp                                     EverTrust Financial Group, Inc.
127 Public Square                           2707 Colby Avenue, Suite 600
Cleveland, Ohio 44114-1306                  Everett, Washington 98201
Attention:  Andrew Tyson                    Attention:  Thomas J. Gaffney
Facsimile:  216-689-3610                    Facsimile:  425-259-2844

with a copy to:                             with a copy to:

KeyCorp                                     Breyer & Associates PC
127 Public Square                           8180 Greensboro Drive
Cleveland, Ohio 44114-1306                  Suite 785
Attention: Daniel R. Stolzer                McLean, Virginia 22102
Facsimile: 216-689-5372                     Attention: John F. Breyer, Jr.
                                            Facsimile: 703-883-2511

and with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004-2498
Attention:  Mitchell S. Eitel
Facsimile:  212-558-3588


          7.7 Entire Agreement, Etc. This Agreement (including the Company Disclosure Letter) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, including but not limited to the Confidentiality Agreement in its entirety which shall hereby terminate, and this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 7.7 being null and void).

          7.8 Definition of "subsidiary" and "affiliate"; Covenants with Respect to Subsidiaries and Affiliates. (a) When a reference is made in this Agreement to a subsidiary of a Person, the term "subsidiarysubsidiary7.8" means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the BHC Act. When a reference is made in this Agreement to an affiliate of a Person, the term "affiliate" means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

          (b) Insofar as any provision of this Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by Acquiror or Company, as the case may be, to cause such action or omission to occur.

          7.9 Interpretation; Effect. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          7.10 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Section 4.12 shall inure to the benefit of the Persons referred to therein.

          7.11 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.11.


                        [next page is a signature page]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                               KEYCORP



                               By: /s/  Daniel R. Stolzer
                                  -------------------------------------
                                  Name: Daniel R. Stolzer
                                  Title:   Senior Vice President and
                                           Deputy General Counsel



                               KC SUBSIDIARY, INC.



                               By: /s/  Daniel R. Stolzer
                                  -------------------------------------
                                  Name: Daniel R. Stolzer
                                  Title:   Secretary



                               EVERTRUST FINANCIAL GROUP, INC.



                               By: /s/  Michael B. Hansen
                                  -------------------------------------
                                  Name: Michael B. Hansen
                                  Title:   Chief Executive Officer

                           Exhibit 99

             Joint Press Release dated June 25, 2004

News                                               Key Corp
                                                   127 Public Square
                                                   Cleveland, Ohio 44114-1306

CONTACTS:

KeyCorp Media Contact:  KeyCorp Analyst Contact:  EverTrust Financial Contact:
Gary Cavano             Vernon Patterson          Brad Ogura
216.689.0517            216.689.0520              425.258.0380
gary_cavano@keybank.com  vernon_patterson@keybank.com


KEY MEDIA
NEWSROOM:  www.key.com/newsroom


FOR IMMEDIATE RELEASE


        KEYCORP AND EVERTRUST FINANCIAL GROUP SIGN MERGER AGREEMENT
        -----------------------------------------------------------

    KEY WILL ACQUIRE OFFICES IN HIGH-GROWTH COMMUNITIES NORTH OF SEATTLE
    --------------------------------------------------------------------

EXPANDED SERVICES IN ONLINE BANKING, SMALL BUSINESS BANKING, CONSUMER FINANCE
-----------------------------------------------------------------------------
AND CORPORATE BANKING FOR EVERTRUST CUSTOMERS
---------------------------------------------


CLEVELAND AND EVERETT, WASH., June 25, 2004 - KeyBank N.A., a wholly owned subsidiary of KeyCorp (NYSE: KEY), and EverTrust Financial Group Inc. (NASDAQ:
EVRT), the holding company for EverTrust Bank, a state-chartered savings bank headquartered in Everett, Wash., today announced the signing of a definitive agreement in which Key would acquire EverTrust.

The transaction, subject to approval by EverTrust shareholders and by appropriate state and federal banking regulators, is expected to close in the fourth quarter, 2004. Under terms of the agreement, EverTrust shareholders would receive an aggregate price of $194.7 million or a cash distribution of $25.60 per EverTrust common share.

The acquisition, when completed, will add 12 banking offices in Snohomish and King Counties to Key's 73 KeyCenters in its Seattle-Cascades District, which spans 12 counties. With assets of $770 million, EverTrust's primary market is Snohomish County, where Key currently operates eight offices. Snohomish is historically one of the fastest growing counties in the state and U.S. The merger elevates Key to the second largest financial institution in Everett, in terms of deposits, and the fourth largest within Snohomish County. Key's presence in King County, where the majority of its present KeyCenters are located, would also expand. EverTrust's principal lines of business include commercial real estate, small business, private banking and asset management, all of which are among Key's core businesses.


                                   -more-

     EverTrust's commercial real estate business represents a particularly strategic fit with KeyBank Real Estate Capital, Key's commercial real estate business group, the fifth largest commercial real estate lender in the U.S. in terms of total financings. EverTrust's commercial real estate business operates from two stand-alone offices in Tacoma and Portland, OR, in addition to branch offices in Seattle, Bellevue and Everett.

     "This is a strategic fill-in acquisition for Key that will significantly enhance our presence in the Puget Sound region's important Everett market and along the I-5 corridor," said Jack Kopnisky, head of Consumer Banking for Key. "The office network expands our reach in high-growth, attractive communities contiguous to our current operations, thereby offering great opportunities to expand Key's small business, middle-market, retail and high-net-worth businesses."

     "Throughout the discussion process KeyBank proved to the EverTrust Board of Directors that this was the best fit possible for our customers, our employees and our shareholders," said Michael B. Hansen, EverTrust Financial Group chief executive officer. "We believe that this merger offers substantial opportunities. We look forward to working with Key in the coming months."

     "Customers of EverTrust will benefit from a number of Key products and services to be launched in conjunction with completion of the transaction," said Key's Seattle-Cascades District President Jim Peoples. "Key will introduce or enhance a range of products, including small business services, home equity loans and corporate cash management products and services," Peoples said.

     Peoples noted that EverTrust customers also will have access to Key's 2,200 ATMs, one of the top-ranked online banking sites in the industry; debit and credit cards; and wealth management services from Key's McDonald Financial Group unit. Key's Corporate and Investment Banking units provide corporate finance, capital markets and investment banking services to middle-market and larger corporations.

     EverTrust will file relevant documents concerning the merger with the Securities and Exchange commission ("SEC"), including a proxy statement that will be sent to EverTrust's shareholders seeking their approval of the proposed merger.*

About KeyCorp
-------------
     Cleveland-based KeyCorp (NYSE: KEY) is one of the nation's largest bank-based financial services companies, with assets of approximately $84 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company's businesses deliver their products and services through KeyCenters and offices; a network of nearly 2,200 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com, that provides account access and financial products 24 hours a day.


                               -more-

About EverTrust Financial Group, Inc.
-------------------------------------
     EverTrust Financial Group (NASDAQ: EVRT) is the holding company for EverTrust Bank of Washington, which conducts the company's primary businesses. EverTrust Bank provides commercial real estate, business and private banking services in addition to investment management and limited trust services through its wholly owned subsidiary, EverTrust Asset Management. EverTrust Bank conducts business through 12 full-service offices located throughout Snohomish County, as well as offices in Seattle and Bellevue, in King County, Washington. The Company also operates a commercial mortgage banking office in Tacoma, Washington and a commercial mortgage loan production office in Portland, Oregon.

                                #  #  #


* Investors are urged to read these documents because they contain important information. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by EverTrust will be available free of charge from the Corporate Secretary of EverTrust at 2707 Colby Avenue, Suite 600, Everett, WA 98201, telephone 425/258-3645. EverTrust shareholders should read the proxy statement carefully before making a decision concerning the merger. EverTrust and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EverTrust shareholders to approve the merger. Information about these participants may be obtained through the SEC's website from the definitive proxy statement filed with the SEC on June 8, 2004. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.